U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Karp                                Harvey              L.*
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

P.O. Box 30
--------------------------------------------------------------------------------
                                    (Street)

East Hampton                        NY                   11937
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Mueller Industries, Inc. MLI
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

June 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/3/02         F               67,114      D      $32.92
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/3/02         F                  700      D      $32.98
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/4/02         S                  100      D      $32.70
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/4/02         S                4,900      D      $32.68
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/4/02         S                5,000      D      $32.60
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/5/02         S                2,125      D      $32.88   34,000         D
------------------------------------------------------------------------------------------------------------------------------------
See Schedule A attached hereto
====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB-control number.
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase  $2.0625  6/3/02   M              200,000 10/1/91  *        Common    200,000 $2.0625  2,685,700 D
Common Stock                                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:

*  Exercisable until one year after termination of Mr. Karp's employment with the Issuer under Mr. Karp's employment agreement with the Issuer (the "Karp Employment Agreement"), unless Mr. Karp's employment is terminated for Cause (as defined in the Karp
   Employment Agreement), in which case the option shall only remain exercisable for a period of 30 days following Mr. Karp's receipt of written notice from the Issuer specifying the basis for Cause.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB-control number.


           /s/ Harvey L. Karp                                    7/1/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
                                                                                                                     SEC 1474 (3-99)

-------------------------- ----------------------------------- ------------------------------------------
Karp Harvey L.             Mueller Industries, Inc. MLI        June 2002
-------------------------- ----------------- ----------------- ------------------------------------------
1.  Title of Securities    2.  Transaction   3.  Transaction   4.  Securities Disposed of
                               Date              Code
                                             ----------------- ------------- -------------- -------------
                                                                                 (A) or
                                                   Code           Amount         (D)           Price
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/10/02              S                 4,700        D           $32.40
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/10/02              S                   300        D           $32.41
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/10/02              S                   400        D           $32.51
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/10/02              S                   100        D           $32.52
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/10/02              S                   300        D           $32.53
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/11/02              S                 2,200        D           $32.41
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/12/02              S                   100        D           $32.20
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/12/02              S                   300        D           $32.35
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/12/02              S                 1,500        D           $32.27
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/12/02              S                 3,300        D           $32.28
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/12/02              S                 1,700        D           $32.29
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/12/02              S                 3,900        D           $32.30
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/12/02              S                   600        D           $32.31
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/12/02              S                   200        D           $32.32
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/12/02              S                   300        D           $32.35
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/14/02              S                 7,500        D           $31.08
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/14/02              S                   300        D           $31.13
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/14/02              S                   400        D           $31.15
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/14/02              S                   100        D           $31.17
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/14/02              S                   600        D           $31.18
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/14/02              S                   200        D           $31.20
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/14/02              S                 1,800        D           $31.30
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                   100        D           $31.64
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                   100        D           $31.65
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                   100        D           $31.67
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                   500        D           $31.69
-------------------------- ----------------- ----------------- ------------- -------------- -------------





-------------------------- ----------------------------------- ------------------------------------------
Karp Harvey L.             Mueller Industries, Inc. MLI        June 2002
-------------------------- ----------------- ----------------- ------------------------------------------
1.  Title of Securities    2.  Transaction   3.  Transaction   4.  Securities Disposed of
                               Date              Code
                                             ----------------- ------------- -------------- -------------
                                                                                 (A) or
                                                   Code           Amount         (D)           Price
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                 1,000        D           $31.74
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                 5,000        D           $31.75
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                 5,000        D           $31.78
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                   300        D           $31.80
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                 3,600        D           $31.81
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                   900        D           $31.82
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                 1,200        D           $31.84
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                   300        D           $31.85
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                   400        D           $31.88
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                   300        D           $31.89
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                 1,200        D           $31.90
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/17/02              S                 5,000        D           $32.00
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/19/02              S                   300        D           $31.61
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/19/02              S                 4,700        D           $31.59
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/19/02              S                 5,000        D           $31.44
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/20/02              S                   200        D           $31.89
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/20/02              S                 1,761        D           $31.95
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/20/02              S                 5,000        D           $31.80
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/20/02              S                 5,000        D           $31.74
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/21/02              S                 5,000        D           $31.70
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/21/02              S                 5,000        D           $31.65
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/24/02              S                 2,500        D           $31.70
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/24/02              S                   100        D           $31.75
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------





-------------------------- ----------------------------------- ------------------------------------------
Karp Harvey L.             Mueller Industries, Inc. MLI        June 2002
-------------------------- ----------------- ----------------- ------------------------------------------
1.  Title of Securities    2.  Transaction   3.  Transaction   4.  Securities Disposed of
                               Date              Code
                                             ----------------- ------------- -------------- -------------
                                                                                 (A) or
                                                   Code           Amount         (D)           Price
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/25/02              S                 3,500        D           $31.80
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/25/02              S                 2,000        D           $31.70
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/25/02              S                 4,000        D           $31.60
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/27/02              S                 2,700        D          $84,510
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/27/02              S                 3,300        D          $103,620
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/27/02              S                 2,000        D          $62,700
-------------------------- ----------------- ----------------- ------------- -------------- -------------

-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/28/02              S                 1,500        D          $47,250
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/28/02              S                 1,500        D          $47,100
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/28/02              S                 5,900        D          $187,325
-------------------------- ----------------- ----------------- ------------- -------------- -------------
Common Stock                   6/28/02              S                 3,300        D          $104,445
-------------------------- ----------------- ----------------- ------------- -------------- -------------